UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2018
WATERSTONE FINANCIAL, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-36271 (Commission File Number)	90-1026709 (I.R.S. Employer Identification No.)

11200 W. Plank Ct, Wauwatosa, Wisconsin 53226
(Address of principal executive offices)

(414) 761-1000
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities and Exchange Act of 1934.
[ ]	Emerging growth company
[ ]	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 27, 2018, Waterstone Financial, Inc. issued a press release announcing the resignation of Eric J. Egenhoefer, Chief Executive Officer of Waterstone Mortgage Corporation.  Waterstone Mortgage Corporation is a wholly owned subsidiary of WaterStone Bank SSB, which in turn is a wholly owned subsidiary of Waterstone Financial, Inc.

In connection with the resignation, Waterstone Mortgage Corporation ("Waterstone" or the "Company") entered into a Resignation and Release Agreement (the "Agreement") with Mr. Egenhoefer.  The terms of the Agreement modify an Employment Agreement to which Mr. Egenhoefer and the Company are presently parties.  Under the terms of the Agreement, Mr. Egenhoefer elects to resign his employment with the Company effective September 15, 2018.  Following his resignation of employment, Mr. Egenhoefer will continue to serve as a non-employee member of the Board of Directors of Waterstone Mortgage Corporation through December of 2018.

The terms of the Agreement provide for a severance payment in the amount of $300,000, payable in three installments of $100,000 on the following dates: December 15, 2018, March 15, 2019 and June 15, 2019.  The Agreement also provides for the acceleration of vesting of 10,000 options to purchase shares of Waterstone Financial, Inc., from March 4, 2019, to July 27, 2018.

In consideration of the compensation to be paid to Mr. Egenhoefer under the Agreement, Mr. Egenhoefer agrees to the following:

(a)          For the period equal to 6 months from the Resignation Date, Mr. Egenhoefer will not, directly or indirectly (i) solicit the business of any Restricted Customer for purposes which seek to compete with the Company, or (ii) provide non-menial and non-clerical services of the type he performed for the Company anytime during the year preceding the Resignation Date with a Significant Competitor.

(b)          For the period equal to 6 months from the Resignation Date, Mr. Egenhoefer will not provide services that are substantially similar services to those he provided to the Company during the year preceding the Resignation Date to any Significant Competitor.

(c)          For one (1) year following the Resignation Date, Mr. Egenhoefer will not directly or, working in conjunction with another or others, (i) encourage any Covered Employee to terminate his/her employment with the Company or to diminish the work or efforts any such employee provides to the Company, or (ii) solicit such an individual for employment outside the Company or its affiliated entities.

(d)          For one (1) year following the Resignation Date, Mr. Egenhoefer will not use or disclose any Confidential Information.  The term "Confidential Information" means (i) all non-Trade Secret information of, about or related to the Company or its affiliated entities or provided to the Company or its affiliated entities by any of their customers; and (ii) that is not generally known to the public or the competitors of the Company or the competitors of any of its affiliated entities.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01                          Financial Statements and Exhibits

(d)  Exhibits

99.1                Press release of Waterstone Financial, Inc. issued July 27, 2018.

10.1                Resignation and Release Agreement between Waterstone Mortgage Corporation and Eric J. Egenhoefer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Waterstone Financial, Inc.

Date: July 27, 2018	/s/ William F. Bruss
Name: William F. Bruss
Title: Chief Operating Officer